Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of January 17, 2022 between Lishan Aklog MD, residing at                    (“Executive”), and Lucid Diagnostics Inc., a Delaware corporation having its principal office at One Grand Central Place, Suite 4600, New York, NY 10165 (“Company”);

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment, Duties and Acceptance.

1.1 General. The Company hereby agrees to employ the Executive as its Chief Executive Officer (“CEO”) and Chairman of the Board of Directors (“Chairman”). All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Board of Directors (“Board”). The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive’s status as Chief Executive Officer and Chairman. The Company and Executive acknowledge that Executive’s primary functions and duties as Chief Executive Officer shall be general management and control of the affairs and business of the Company.

1.2 Duties. Executive accepts such employment and agrees to devote such time as he reasonably deems necessary to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from (i) making and supervising investments on a personal or family basis (including trusts, funds and investment entities in which Executive or members of his family have an interest), (ii) serving as a consultant to, or on boards of directors of, or in any other capacity to other companies, for profit and not for profit, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 5.4 hereof, or (iii) acting as Chief Executive Officer and Chairman of, and a director of, PAVmed Inc., a Delaware corporation (“PAVmed”) (or whichever other positions Executive may hold at PAVmed from time to time) and performing his responsibilities in such role or roles.

1.3 Location. Executive will perform his duties in New York, New York. Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

2. Term. The initial term of this agreement shall commence on January 17, 2022 (the “Effective Date”) and terminate on March 15, 2025 (the “Initial Term”) unless terminated earlier as hereinafter provided in this Agreement. In addition, the term of this Agreement shall thereafter automatically renew for periods of one-year (the “Renewal Term”) unless either party gives written notice to the other party at least 60 days prior to the end of the term or at least 60 days prior to any one-year renewal period, that the Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of the Executive’s employment under the Agreement terminates is referred to herein as the “Term.”

3. Compensation and Benefits.

3.1 Salary. The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $300,000. Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.

3.2 Bonus. In addition to the Base Salary, Executive shall be eligible to receive a discretionary performance bonus (“Bonus”) with a target of one hundred percent (100%) of the Executive’s Base Salary in effect as of December 31st of the preceding year based on Executive’s and the Company’s performance over the preceding year. The payment and amount of any Bonus shall be in the sole discretion of the Board or the Compensation Committee of the Board (the “Committee”).

3.3 Restrictive Common Stock Awards and Stock Options. The Board (or Compensation Committee) may, in its sole discretion, grant Employee options to purchase shares of the Company’s common stock from time to time under the Company’s equity compensation plans, but Executive understands that it is under no obligation to do so. Upon the Effective Date, the Company shall grant Executive 60,000 shares of the Company’s Restricted Common Stock under the Company’s Second Amended 2018 Long-Term Incentive Plan (“Plan”). Subject to continued service to the Company through the applicable vesting date and the provisions of the Plan, this Restricted Common Stock shall become non-forfeitable on the three-year anniversary of the Effective Date. Any unvested forfeitable shares, shall become immediately vested and non-forfeitable in the event of a termination for Good Reason or immediately after any Change of Control (as defined in the Plan).

3.4 Benefits. Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions, as well as participation in all other company-wide employee benefits, including a defined contribution pension plan and 401(k) plan, as may be made available generally to executive employees from time to time. The Executive shall be eligible to participate in the Company’s annual and long-term incentive plans and programs in accordance with the terms of such plans and programs as in effect and afforded to other senior executives of the Company at levels determined by the Board (or committee of the Board).

3.5 Vacation and Sick Days. Executive shall be entitled to twenty-five (25) days of paid vacation and five (5) days of paid sick days in each year during the Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.6 Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company, including expenses relating to his laptop, cell phone and Blackberry or other similar devices, against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

4. Termination.

4.1 Death. If Executive dies during the Term, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2 Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for one hundred eighty (180) days. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(a).

4.3 By Company for “Cause” or By Executive Without “Good Reason”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause”. As used herein, “Cause” shall mean: (a) the refusal or failure by Executive to carry out specific directions of the Board which are of a material nature and consistent with his status as Chief Executive Officer (or whichever positions Executive holds at such time), or the refusal or failure by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Executive’s knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of a felony under federal or state law. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive within a period not to exceed thirty (30) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b). The Company shall also pay such amount to Executive upon his termination of employment without “Good Reason” (as defined below), which Executive shall have the right to do on at least thirty (30) days written notice to the Company.

4.4 By Executive for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial and material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”); (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (d) a liquidation, bankruptcy or receivership of the Company; (e) a change in the principal office or work place assigned to the Executive to a location more than 35 miles distant from its location immediately prior to such change; (f) a material reduction of the Executive’s base salary or bonus opportunity, unless pursuant to a reduction in such items applicable proportionally to all senior management and board members; or (g) any reason or no reason following a Change of Control (as defined in the Restricted Common Stock Agreement and the Indemnification Agreement) and the Executive’s notice of resignation under this subsection is provided to the surviving entity following a Change of Control within the 60-day period following the closing of the Change of Control. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b), (c), (e), or (f) above, unless Executive shall have given written notice to the Company within a period not to exceed thirty (30) calendar days of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b), (c), (e) or (f) above. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.5 By Company Without “Cause”. The Company may terminate Executive’s employment hereunder without “Cause” by giving at least one hundred eighty (180) days written notice to Executive; provided that following the Initial Term, such notice period shall be reduced to sixty (60) days. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.6 Compensation Upon Termination. In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a) Payment Upon Death or Disability. In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) any Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated prorated by multiplying the full amount of the Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which the Executive worked at least two weeks); (iii) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination; (iv) all valid expense reimbursements, and (v) all accrued but unused vacation pay.

(b) Payment Upon Termination by the Company For “Cause” or By Executive Without “Good Reason”. In the event that the Company terminates Executive’s employment hereunder pursuant to Section 4.3, the Company shall have no further obligations to the Executive hereunder, except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination, (ii) all valid expense reimbursements and (iii) all unused vacation pay through the date of termination required by law to be paid.

(c) Payment Upon Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) 100% of the Base Salary due Executive pursuant to Section 3.1 hereof for twelve (12) months or twenty-four (24) months in the event of a Change of Control that occurred within 60 days of termination, payable in full; (ii) an amount equal to the target Bonus for the year in which the employment was terminated prorated by multiplying the full amount of the target Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which the Executive worked at least two weeks); (iii) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (iv) all valid expense reimbursements; (v) all accrued but unused vacation pay and (vi) to the extent the Executive timely elects to receive continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay or reimburse the Executive, on a monthly basis, an amount equal to the full monthly premium for such coverage, from the date of termination until the earlier of (A) the date twelve (12) months following the date of termination, and (B) the date of Executive becoming eligible for coverage under a new employer’s health insurance plan (the COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the foregoing period), subject, in the case of clause (i) and (ii), to Executive’s compliance with Section 5 and to Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company and such release becoming effective.

(d) Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

5. Protection of Confidential Information; Non-Competition.

5.1 Acknowledgment. Executive acknowledges that:

(a) As a result of his current and prior employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

5.2 Confidentiality. Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder (and, to the extent such information is available to PAVmed and so long as the Company is a subsidiary of PAVmed, in the course of performing his duties to PAVmed), (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by law, regulation, stock exchange rule, court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3 Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

5.4 Non-competition. During the Term and for a period of one (1) year thereafter, or two (2) years thereafter in the event of a Change of Control, Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in the medical device industry or any other business which is directly in competition with any “material” business conducted by the Company or any of its subsidiaries at the time of termination (as used herein “material” means a business which generated at least 10% of the Company’s consolidated revenues for the last full fiscal year for which audited financial statements are available) (“Competitive Business”); (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Executive was employed by the Company (other than Executive’s personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from (a) acting as Chief Executive Officer and Chairman of, and as a director of, PAVmed (or whichever other positions Executive may hold at PAVmed from time to time) and performing his responsibilities in such role or roles, or (b) investing his personal assets in any manner he chooses, provided, however, that Executive may not, during the period referred to in this Section 5.4, own more than 4.9% of the equity securities of any Competitive Business.

5.5 Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6 Modification. If any provision of Sections 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.7 Survival. The provisions of this Section 5 shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without “Cause,” or if Executive terminates this Agreement with “Good Reason,” in either of which events, clauses (i), (ii) and (iii) of Section 5.4 shall be null and void and of no further force or effect. “Good Reason” for purposes of this Section shall not include termination for Good Reason defined in Section 4.4(g) in connection with a Change of Control and while Executive is receiving payments in accordance with Section 4.6 (c).

6. Miscellaneous Provisions.

6.1 Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive:

Lishan Aklog, M.D.

If to the Company:

Lucid Diagnostics Inc.

One Grand Central Place, Suite 4600
New York, NY 10165

Attention: Chief Executive Officer

With a copy in either case to:

Friedman Kaplan Seiler & Adelman LLP

7 Times Square

New York, NY 10036

Attention: Michael Gordon

Email: mgordon@fklaw.com

6.2 Entire Agreement; Waiver. This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.3 Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

6.4 Binding Effect; Non-assignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5 Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6 Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

6.7 Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the non-moving parties jurisdiction in accordance with the Employment Arbitration Rules and Mediation Procedures then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties. If the parties cannot agree upon the choice of arbitrator, the Company and the Executive will each choose an arbitrator. The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

6.8 Attorneys’ Fees. Except as provided in Section 6.7 above, in any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attorneys’ fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attorneys’ fees shall be included as part of such judgment.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

LUCID DIAGNOSTICS INC.

By:	/s/ James L. Cox, M.D.
Name:	James L. Cox, M.D.
Title:	Chairperson of Compensation Committee

By:	/s/ Lishan Aklog, M.D.
Name:	Lishan Aklog, M.D.